As filed with the Securities and Exchange Commission on March 16, 2015

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Babcock & Wilcox Enterprises, Inc.

(exact name of registrant as specified in its charter)

Delaware	47-2783641
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

The Harris Building 13024 Ballantyne Corporate Place, Suite 700 Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (704) 625-4900

Copy to:

Charles T. Haag

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be So Registered	Name of Each Exchange on Which Such Class will be Registered
Common Stock, par value $0.01 per share	The New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

(Do not check if a smaller reporting company)

BABCOCK & WILCOX ENTERPRISES, INC.

INFORMATION INCLUDED IN INFORMATION STATEMENT

AND INCORPORATED BY REFERENCE IN FORM 10

CROSS REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

Information required to be included in this registration statement on Form 10 is incorporated by reference to specifically identified portions of the information statement filed as Exhibit 99.1 to this registration statement on Form 10.

Item 1.	Business.

The information required by this item is contained under the sections of the information statement titled “Questions and Answers about the Spin-Off,” “Summary” and “Business.”

Item 1A.	Risk Factors.

The information required by this item is contained under the section of the information statement titled “Risk Factors.”

Item 2.	Financial Information.

The information required by this item is contained under the sections of the information statement titled “Summary Historical and Unaudited Pro Forma Combined Financial Information,” “Capitalization,” “Selected Historical Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.”

Item 3.	Properties.

The information required by this item is contained under the section of the information statement titled “Business—Properties.”

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section of the information statement titled “Security Ownership of Certain Beneficial Owners and Management.”

Item 5.	Directors and Executive Officers.

The information required by this item is contained under the section of the information statement titled “Management.”

Item 6.	Executive Compensation.

The information required by this item is contained under the sections of the information statement titled “Management” and “Executive Compensation.”

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

The information required by this item is contained under the sections of the information statement titled “Summary,” “Risk Factors,” “Management,” “Certain Relationships and Related Transactions” and “Relationship with the Company After the Spin-Off.”

Item 8.	Legal Proceedings.

The information required by this item is contained under the section of the information statement titled “Business—Legal Proceedings.”

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections of the information statement titled “Summary,” “Risk Factors,” “The Spin-Off,” “Dividend Policy” and “Description of Capital Stock.”

Item 10.	Recent Sales of Unregistered Securities.

The information required by this item is contained under the section of the information statement titled “Description of Capital Stock.”

Item 11.  Description of Registrant’s Securities to be Registered.

The information required by this item is contained under the section of the information statement titled “Description of Capital Stock.”

Item 12.  Indemnification of Directors and Officers.

The information required by this item is contained under the section of the information statement titled “Indemnification of Directors and Officers.”

Item 13.  Financial Statements and Supplementary Data.

The information required by this item is contained under the sections of the information statement titled “Summary Historical and Unaudited Pro Forma Combined Financial Information,” “Selected Historical Combined Financial Information” and “Index to Combined Financial Statements” (and the financial statements and notes referenced therein).

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.  Financial Statements and Exhibits.

(a) Financial Statements

The information required by this item is contained under the section of the information statement titled “Index to Combined Financial Statements” (and the financial statements and notes referenced therein).

(b) Exhibits

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description

2.1*	Form of Master Separation Agreement

3.1*	Form of Amended and Restated Certificate of Incorporation

3.2*	Form of Amended and Restated Bylaws

10.1*	Form of Tax Sharing Agreement

10.2*	Form of Employee Matters Agreement

10.3*	Form of Transition Services Agreement

21.1*	List of Subsidiaries

99.1	Information Statement, subject to completion, dated March 16, 2015

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 16, 2015	BABCOCK & WILCOX ENTERPRISES, INC.

	By:	/s/ E. James Ferland
	Name:	E. James Ferland
	Title:	President

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1*	Form of Master Separation Agreement

3.1*	Form of Amended and Restated Certificate of Incorporation

3.2*	Form of Amended and Restated Bylaws

10.1*	Form of Tax Sharing Agreement

10.2*	Form of Employee Matters Agreement

10.3*	Form of Transition Services Agreement

21.1*	List of Subsidiaries

99.1	Information Statement subject to completion, dated March 16, 2015

*	To be filed by amendment.

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